Exhibit 10.1

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[***]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

Aufhebungsvertrag

zwischen

Pieris Pharmaceuticals GmbH, Zeppelinstraße 3, 85399 Hallbergmoos

-         nachfolgend der „Arbeitgeber“ -

und

Herrn Dr. Tim Demuth,

-         nachfolgend der „Mitarbeiter“ -

- Arbeitgeberin und Mitarbeiter nachfolgend auch die „Parteien“, jeder gesondert auch die „Partei“ -

Separation Agreement

between

Pieris Pharmaceuticals GmbH, Zeppelinstraße 3, 85399 Hallbergmoos

-         hereinafter the “Employer” -

and

Dr. Tim Demuth,

-         hereinafter the “Employee“ -

- Employer and Employee collectively hereinafter the “Parties“, each of them also as the “Party” -

Präambel

Der Mitarbeiter ist seit dem 01. August 2021 auf der Basis des am 31. Mai 2021 geschlossenen Arbeitsvertrages (nachfolgend einschließlich sämtlicher etwaiger Zusatz- und Ergänzungsvereinbarungen zusammen der „Arbeitsvertrag“) als Chief Medical Officer für den Arbeitgeber tätig.

Preamble

The Employee has been working for the Employer as Chief Medical Officer since August 01, 2021, on the basis of the employment contract concluded on May 31, 2021, (including all possible additional agreements and amendment agreements collectively hereinafter the “Employment Contract”).

Aufgrund einer Umstrukturierung im Bereich der Abteilung Clinical Development und zur Vermeidung einer ansonsten auszusprechenden betriebsbedingten Kündigung beabsichtigen die Parteien, das zwischen ihnen bestehende Arbeitsverhältnis einvernehmlich unter Beachtung der zu Grunde zu legenden Kündigungsfrist zu beenden.

Due to restructuring in the Clinical Development department and in order to avoid a termination for operational reasons which would otherwise have to be pronounced, the Parties intend to terminate the employment relationship existing between them by mutual agreement in compliance with the applicable notice period.

Dies vorausgeschickt, vereinbaren die Parteien was folgt:	Therefore, the Parties agree as follows:

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[***]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

	§ 1 Beendigung des Arbeitsverhältnisses	Sec. 1 Termination of Employment
1.	Die Parteien sind sich darüber einig, dass das Arbeitsverhältnis der Parteien einvernehmlich mit Ablauf des 30. September 2022 (nachfolgend der „Beendigungstermin“) sein Ende findet.	1.	Parties agree that the employment shall amicably end effective September 30, 2022 (hereinafter the “Termination Date”).
2.	Bis zum Beendigungstermin wird das Arbeitsverhältnis ordnungsgemäß abgerechnet. Der Arbeitgeber ist verpflichtet, dem Mitarbeiter bis dahin sein monatliches Festgehalt in Höhe von EUR 29.458,33 brutto zu zahlen. Darüber hinaus wird der Arbeitgeber bis zum Beendigungstermin die Beiträge zur betrieblichen Altersversorgung gemäß § 3 Abs. 7 des Arbeitsvertrages entsprechend der bisherigen Handhabung entrichten.	2.

Until Termination Date, the employment will be duly settled. The Employer shall pay the Employee his monthly gross fixed salary in the amount of EUR 29,458.33. In addition, the Employer will pay the contributions to the company pension scheme pursuant to § 3 para 7 of the Employment Contract until Termination Date in accordance with previous practice.

3.	Der Mitarbeiter hat Anspruch auf einen zeitanteiligen Bonus für das Geschäftsjahr 2022 nach § 3 Abs. 3 des Arbeitsvertrages in Höhe von 106.050,00 EUR brutto für die Monate Januar – September 2022. Die Auszahlung ist mit der letzten Gehaltszahlung im September 2022 fällig.	3.

The employee is entitled to a pro rata temporis bonus pursuant to Sec. 3 para. 3 of the Employment Contract for the months January – September of the business year 2022 in the amount of 106,050.00 EUR gross. It shall be paid with the final payroll in September 2022.

4.	Aus Anlass der Beendigung des zwischen den Parteien bestehenden Arbeitsverhältnisses erhält der Mitarbeiter in entsprechender Anwendung der §§ 9, 10 KSchG eine mit der letzten Gehaltsabrechnung fällige Abfindung in Höhe von EUR 265.125 (in Worten: Euro zweihundertfünfundsechzigtausendeinhundertfünfundzwanzig) brutto, abzugsfrei in den gesetzlichen Grenzen.	4.

Due to the termination of the employment existing between the Parties, the Employee shall be granted a severance payment in application mutatis mutandis of Sec. 9, 10 of the German Employment Protection Act in the amount of EUR 265.125 (in words: Euro two-hundred-sixty-five thousand one-hundred-twenty-five) gross, less applicable withholdings.

5.	Weitere Vergütungsbestandteile sind über die in § 1 Abs. 2 und 3 geregelten Vergütungsbestanteile hinaus ausdrücklich nicht geschuldet.	5.	In addition to the components of the remuneration set forth in this Sec. 1 para. 2 and 3 no further compensation is owed.
6.	Die Parteien sind sich darüber einig, dass das Arbeitsverhältnis bis einschließlich 31. Juli 2022 bereits vollständig und ordnungsgemäß abgerechnet worden ist und dass die Vergütungsansprüche des Mitarbeiters vollständig zur Auszahlung gekommen sind.	6.	Parties agree that the employment was completely and duly settled until and including the month of July 2022 and that all remuneration of the Employee has been duly and completely paid out until then.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[***]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

	§ 2 Freistellung		Sec. 2 Release from Work
1.

Der Mitarbeiter wird ab dem 31. August 2022 bis zur Beendigung des Arbeitsverhältnisses unter Fortzahlung der Vergütung gemäß § 1 Abs. 2 sowie unter Anrechnung auf Urlaubsansprüche und etwaige sonstige Freizeitausgleichsansprüche, bspw. aus Arbeitszeitguthaben, unwiderruflich von der Verpflichtung zur Arbeitsleistung freigestellt. Der (Rest-)Urlaubsanspruch wird dabei zu Beginn der Freistellungsphase gewährt. Im Anschluss erfolgt die Freistellung unter Anrechnung auf mögliche positive Zeitguthaben. Urlaubsansprüche und etwaige Zeitguthaben sind damit erledigt. Im Anschluss an die Gewährung des Urlaubs und den Verbrauch etwaiger Zeitguthaben findet die Vorschrift des § 615 Satz 2 BGB Anwendung. Der Mitarbeiter ist daher verpflichtet, im Fall der Erzielung anderweitigen Erwerbs hierüber und über dessen Höhe dem Arbeitgeber unverzüglich Auskunft zu erteilen. Auf Verlangen sind die Angaben zu belegen.

		1.

From August 31, 2022, until Termination Date, the Employee shall be released irrevocably from his contractual duties upon payment of his contractual remuneration pursuant to Sec. 1 para. 2, however, while offsetting possibly existing entitlements to vacation and any other existing free time compensation claims, such as claims resulting from working time credits. The (remaining) vacation entitlement is granted at the beginning of the release phase. Subsequently, the release from work is credited against possible positive time credits. Vacation entitlements and any time credits are therefore settled. Following the granting of vacation and the use of any time credits, the provision of Sec. 615 cl. 2 BGB applies. The Employee is therefore obliged to inform the Employer immediately if he obtains other revenue and to inform the Employer of the amount of such revenue. The information must be substantiated upon request.

2.	Während der Zeit der Freistellung bleibt das Abwerbe- und Wettbewerbsverbot sowie die Verpflichtungen zur Ausübung einer Nebentätigkeit gemäß § 7 des Arbeitsvertrages bestehen.	2.

During the term of garden leave, the non-competition and non-solicitation covenant as well as the obligations to side-line activities pursuant to § 7 of the Employment Contract shall continue to be in force.

	§ 3 Rückgabeverpflichtung		Sec. 3 Obligation to return Property
1.

Der Mitarbeiter verpflichtet sich, bis zu seiner Freistellung an den Arbeitgeber an dessen Betriebssitz und innerhalb der üblichen Betriebszeiten, jedoch nach vorheriger Terminabsprache mit Herrn [***], sämtliche ihm während der Dauer des Arbeitsvertrages und im Zusammenhang mit dem zwischen den Parteien bestehenden Arbeitsverhältnis übergebenen Gegenstände (z.B. Firmenkreditkarte, Handbücher, Schlüssel, elektronische Daten, Dokumente, etc.) herauszugeben. Hierzu zählen insbesondere auch sämtliche Unterlagen (insbesondere Skizzen, Korrespondenz, Vermerke, Notizen), die dem Arbeitgeber gehören oder die der Arbeitnehmer von Dritten für den Arbeitgeber erhalten hat und/oder die im Zusammenhang mit der Tätigkeit des Arbeitnehmers für den Arbeitgeber entstanden sind. Der Arbeitnehmer verpflichtet sich, keine Kopien oder Abschriften der Unterlagen oder diesbezügliche elektronische Daten zu behalten. Auf Wunsch des Arbeitgebers wird der Arbeitnehmer die Vollständigkeit der Rückgabe schriftlich gegenüber dem Arbeitgeber versichern.

Hiervon ausgenommen ist allerdings der dem Mitarbeiter zur Verfügung gestellte Laptop. Dieser ist dem Arbeitgeber zunächst unverzüglich nach erfolgter Freistellung zur Löschung sämtlicher Daten mit dienstlicher Relevanz zurückzugeben. Anschließend wird er dem Mitarbeiter zum Beendigungstermin wieder übergeben und ihm das Eigentum daran übertragen. Gleiches gilt im Hinblick auf das dem Mitarbeiter zur dienstlichen Nutzung überlassene iPad mit der Besonderheit, dass der Mitarbeiter dieses noch bis zum Beendigungstermin gemäß der bisherigen Handhabung nutzen kann und dem Arbeitgeber erst dann unverzüglich zur Datenlöschung zur Verfügung gestellt wird. Ein etwaiger geldwerter Vorteil ist von dem Mitarbeiter zu tragen. Ferner stimmt der Arbeitgeber der Mitnahme der Mobilfunknummer zu. Er wird die hierzu erforderlichen Erklärungen abgeben.

		1.

The Employee shall return to the Employer until his release all items provided to him during the employment by the Employer (for example company credit cards, manuals, keys, electronic data, documents, etc.) at the Employer's place of business and during customary business hours, however, after prior scheduling of dates with [***]. This includes in particular all documents (especially drafts, correspondence, notes, memos) which belong to the Employer or which the Employee has received from third parties for the Employer and/or which have arisen in connection with the Employee's work for the Employer. The Employee undertakes not to keep any copies or transcripts of the documents or electronic data relating thereto. Upon request of the Employer, the Employee shall confirm in writing the completeness of the returned company property.

However, this does not apply to the laptop provided to the Employee. This must first be returned to the Employer immediately after the release from work so that the Employer can delete all data relevant to the employment relationship. On Termination Date, it shall then be returned to the Employee and become his property. The same applies to the iPad given to the Employee for business use with the special feature that the Employee can still use it until Termination Date in accordance with the previous handling and only then is it made available to the Employer for data deletion without undue delay. Any pecuniary advantage shall be at the expense of the Employee. Furthermore, the Employer agrees to the mobile phone number being taken along. The Employer shall make the necessary declarations in this regard.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[***]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

2.	Der Mitarbeiter wird dem Arbeitgeber bis zu seiner Freistellung eine Aufstellung aller Passwörter, Schreibschutzcodes oder ähnlicher Zugangscodes, die er auf den von ihm selbst genutzten PCs des Arbeitgebers verwendet hat, zur Verfügung stellen und von diesen anschließend keinen Gebrauch mehr machen.	2.

Until his release, the Employee will provide the Employer with a list of all passwords, write-protection codes or similar access codes that he has used on the employer's PCs used by himself and will not make use of them thereafter.

3.	Der Mitarbeiter ist verpflichtet, alle auf privat genutzten Computern gespeicherten Daten und Programme, die ihm im Hinblick auf seine Tätigkeit nach dem Arbeitsvertrag überlassen bzw. wegen dieser Tätigkeit gespeichert wurden, dem Arbeitgeber bis zu ihrer Freistellung auf Datenträger kopiert zur Verfügung zu stellen und anschließend auf den betreffenden Computern unwiederbringlich zu löschen.	3.

The Employee is obliged to provide the Employer with copies of all data and programs stored on privately used computers, which have been made available to him with regard to his activities under the Employment Contract or which have been stored because of these activities, on data carriers until he is released from work and then to irretrievably delete them from the respective computers.

4.	Dem Mitarbeiter steht kein Zurückbehaltungsrecht im Hinblick auf die Verpflichtungen nach diesem § 3 zu.	4.	The Employee is not entitled to any right of retention with regard to the obligations pursuant to this Sec. 3.
	§ 4 Geheimhaltung		Sec. 4 Confidentiality
1.	Bis zum Beendigungstermin bleibt die Verschwiegenheitsverpflichtung nach § 9 des Arbeitsvertrages unberührt.	1.	Until Termination Date, the confidentiality covenant according to Sec. 9 of the Employment Contract shall remain unaffected.
2.	Die Verschwiegenheitsverpflichtung gilt auch nach dem Beendigungstermin fort. Soweit der Mitarbeiter durch die nachvertraglichen Verschwiegenheitspflichten in seinem beruflichen Fortkommen unangemessen behindert wird, kann er von dem Arbeitgeber die Freistellung von dieser Pflicht verlangen.	2.

The confidentiality obligation continues to apply after Termination Date. If the Employee is unreasonably hindered in his professional advancement by the post-contractual duties of confidentiality, he can demand release from this obligation from the Employer.

3.	Zu den geheim zu haltenden Geschäftsgeheimnissen zählen insbesondere, aber nicht ausschließlich, die folgenden: ● Geschäftsstrategien ● wirtschaftliche Planungen ● Preiskalkulationen und -gestaltungen ● Wettbewerbsmarktanalysen ● Umsatz- und Absatzzahlen ● Personaldaten ● Personalrestrukturierungskonzepte ● Produktspezifikationen ● Erfindungen, technische Verfahren und Abläufe, die nicht öffentlich bekannt sind und einen wirtschaftlichen Wert für das Unternehmen darstellen ● Kundendaten ● Lieferantendaten ● Passwörter, Zugangskennungen.	3.

In particular, but not exclusively, the following business secrets are to be kept secret:

●         Business strategies

●         Economic planning

●         Pricing calculations and pricing policies

●         Analysis on competitive market

●         Turnover and sales figures

●         Employee data

●         Workforce restructuring plans

●         Product specifications

●         Inventions, technical procedures and methods that are not publicly known and have an economic value for the company

●         Client data

●         Supplier data

●         Passwords, Access codes

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[***]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

4.	Auch über die Verhandlungen bzgl. dieses Aufhebungsvertrages, insbesondere über den finalen Inhalt, ist der Mitarbeiter gegenüber Kollegen, Kunden und Geschäftspartnern des Arbeitgebers zu Stillschweigen verpflichtet, soweit er nicht zur Auskunft gesetzlich verpflichtet ist. Die Verpflichtung zur Verschwiegenheit erstreckt auch auf sämtliche mit dem Arbeitgeber im Sinne von § 15 AktG verbundenen Unternehmen.	4.

The Employee is also obligated to maintain confidentiality with regard to the negotiations concerning this Separation Agreement, in particular with regard to the final content, vis-à-vis colleagues, customers and business partners of the Employer, unless the Employee is legally obligated to provide information. The obligation to maintain confidentiality shall also extend to all companies affiliated with the Employer within the meaning of Sec. 15 of the German Stock Corporation Act (AktG).

	§ 5 Zeugnis		Sec. 5 Reference Letter

Der Mitarbeiter erhält nach Beendigung des Arbeitsverhältnisses ein qualifiziertes, wohlwollendes Zeugnis mit der Note „sehr gut“, das sich auf Leistung und Führung der Mitarbeiter erstreckt. Hierfür wird der Mitarbeiter zusammen mit seinem Vorgesetzten im Vorfeld eine Liste seiner erbrachten wesentlichen Tätigkeiten erstellen.

Upon termination of the employment, the Employee shall be furnished with a qualified, benevolent reference letter which refers to performance and conduct of the Employee, including an overall “sehr gut” rating. For this purpose, the Employee is to prepare a list of his main activities in advance in cooperation with his supervisor.

	§ 6 Meldung Agentur für Arbeit		Sec. 6 Notification of Employment Agency

Der Mitarbeiter wird darauf hingewiesen, dass der Abschluss des Aufhebungsvertrags zu sozialversicherungsrechtlichen Nachteilen führen kann, insbesondere beim Bezug von Arbeitslosengeld (Sperrzeit/Ruhen des Anspruchs). Abschließende rechtsverbindliche Auskünfte sind den jeweiligen Sozialversicherungsträgern vorbehalten (Bundesagentur für Arbeit u. a.). Zur Aufrechterhaltung ungekürzter Ansprüche auf Arbeitslosengeld ist der Mitarbeiter nach § 38 SGB III verpflichtet, sich spätestens drei Monate vor Beendigung des Arbeitsverhältnisses bei der Agentur für Arbeit persönlich als arbeitsuchend zu melden. Liegen zwischen der Kenntnis des Beendigungszeitpunkts und der Beendigung des Arbeitsverhältnisses weniger als drei Monate, hat die Meldung innerhalb von drei Tagen nach Kenntnis des Beendigungszeitpunktes zu erfolgen. Der Mitarbeiter wird zudem darauf hingewiesen, dass er eigene Aktivitäten bei der Suche nach einer anderen Beschäftigung entfalten muss.

The Employee is informed that the conclusion of the Separation Agreement may lead to disadvantages under social security law, in particular with regard to the receipt of unemployment benefits (blocking period/suspension of entitlement). Final legally binding information is provided by the respective social insurance institutions (Federal Employment Agency, etc.). In order to maintain unreduced entitlement to unemployment benefits, the Employee is obliged under Sec. 38 SGB III to register personally with the Employment Agency as seeking work no later than three months before termination of the employment relationship. If there are less than three months between the date of knowledge of the termination and the termination of the employment relationship, the notification must be made within three days of knowledge of the termination date. The Employee is also informed that he must develop own activities in the search for other employment.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[***]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

	§ 7 Abgeltung		Sec. 7 Settlement

Mit Erfüllung der Verpflichtungen nach diesem Aufhebungsvertrag sind sämtliche finanziellen Ansprüche der Parteien aus dem Arbeitsverhältnis, gleichgültig ob bekannt, oder unbekannt, aus welchem Rechtsgrund und unabhängig vom Entstehungszeitpunkt, gegeneinander abgegolten und erledigt. Dies gilt auch im Hinblick auf den Urlaubsanspruch des Mitarbeiters, der vollständig in natura gewährt wurde, sowie im Hinblick auf etwaige sonstige Ansprüche auf Freizeitausgleich. Im Übrigen gilt § 2 Abs. 1.

Der Mitarbeiter verzichtet hiermit im Wege eines echten Vertrages zugunsten Dritter auf die Geltendmachung sämtlicher etwaigen Ansprüche gegen verbundene Unternehmen. Hiervon ausgenommen sind lediglich etwaige Ansprüche des Mitarbeiters nach dem Optionsprogramm der Pieris Pharmaceuticals, Inc..

Durch die einvernehmliche Aufhebung des Arbeitsverhältnisses ist der Mitarbeiter nicht verpflichtet, den geleisteten Sign-on Bonus nach § 3 Abs. 2 des Arbeitsvertrages zurückzuzahlen.

Upon fulfillment of the obligations under this Separation Agreement, all financial claims of the Parties in relation to the employment, irrespective of whether known or unknown, the legal ground and the time of accruement, shall be deemed settled and satisfied. This also applies with regard to the Employee's vacation entitlement, which was granted in full in kind, and with regard to any other free time compensation claims. Other than that, Sec. 2 para. 1 above shall apply.

The Employee hereby waives by means of a real contract for the benefit of a third party the assertion of any and all possible claims against affiliated companies. However, possible entitlements of the Employee under the option pool of Pieris Pharmaceuticals, Inc. shall be excluded herefrom.

Due to the mutual termination of the employment, the Employee shall not be obliged to reimburse the Employer for the rendered Sign-on Bonus pursuant to § 3 para 2 of the Employment Contract.

	§ 8 Schlussbestimmungen		Sec. 8 Final Provisions
1.	Sofern Abweichungen zwischen der deutschen und der englischen Fassung dieses Aufhebungsvertrages bestehen, ist die deutsche Fassung maßgeblich.	1.	In case of discrepancies between the German and the English version of this Separation Agreement, only the German version shall be applicable.
2.	Dieser Vertrag gibt die Vereinbarung zwischen den Parteien vollständig und inhaltlich zutreffend wieder. Schriftliche oder mündliche Nebenabreden bestehen nicht.	2.	This Agreement reflects the agreement between the Parties in full and accurately in terms of content. There are no written or oral collateral agreements.
3.	Änderungen und Ergänzungen dieses Aufhebungsvertrages bedürfen zu ihrer Wirksamkeit der Schriftform. Dies gilt auch für eine Änderung oder Aufhebung dieser Schriftformklausel. Hiervon ausgenommen sind lediglich Individualabreden nach § 305b BGB.	3.

Amendments and supplements to this Separation Agreement must be done in writing in order to be effective. The same shall apply to a possible waiver of the written form requirement. Only individual agreements according to Sec. 305b of the German Civil Code shall be excluded herefrom.

4.	Sollten einzelne Bestimmungen dieses Aufhebungsvertrages ganz oder teilweise unwirksam oder undurchführbar sein oder werden, so wird die Wirksamkeit der übrigen Bestimmungen dieses Vertrages hiervon nicht berührt. Anstelle der unwirksamen oder undurchführbaren Bestimmung vereinbaren die Parteien eine solche Regelung, die in rechtlich zulässiger Weise dem von den Vertragsparteien mit der unwirksamen oder undurchführbaren Bestimmung verfolgten wirtschaftlichen Zweck möglichst nahe kommt. Entsprechendes gilt für den Fall, dass dieser Vertrag Lücken enthalten sollte.	4.

Should individual provisions of this Separation Agreement be or become invalid, in whole or in part, the validity of the remaining provisions of this Agreement shall not be affected thereby. The Parties shall agree on such regulation instead of the invalid or unenforceable provision, which comes closest to the commercial purpose pursued by the Parties with the invalid or unenforceable provision in a legally permissible manner. The same shall apply in case this Employment Contract should contain gaps.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[***]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

Pieris Pharmaceuticals GmbH

vertreten durch die Geschäftsführer Stephen S. Yoder und Hitto Kaufmann

Ort, Datum / Location, Date:

Hallbergmoos, August 4, 2022

/s/ Stephen Yoder_____________________

(Unterschrift/ Signature)

Dr. Tim Demuth (Mitarbeiter/ Employee)

Ort, Datum/ Location, Date:

    August 4, 2022

/s/ Tim Demuth__________________________

(Unterschrift/Signature)